Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

October 26, 2020

PEABODY NAMES DARREN YEATES AS CHIEF OPERATING OFFICER

ST. LOUIS, Oct. 26 – Peabody today announced Darren Yeates has been named Executive Vice President and Chief Operating Officer effective Nov. 1, 2020. Darren will have responsibility for all aspects of the company’s operations, including sales and marketing, technical services, health and safety and supply chain.

“We welcome Darren’s continued contributions and look forward to the expertise he will bring to this key leadership position,” said Peabody President and Chief Executive Officer Glenn Kellow.

Darren has been a member of Peabody’s board of directors since February 2020 and will remain on the board as a non-independent director. Darren has over 35 years of mining industry experience, recently serving as COO of MACH Energy Australia, a developer and supplier of thermal coal to both the Australian domestic and Asian export markets. He was previously CEO of GVK Hancock Coal, and prior to that, spent over 22 years with Rio Tinto in multiple positions, including Acting Managing Director and Chief Operating Officer for Coal Australia. Darren is a current director of Emeco Holdings Limited, an Australian mining services company, and a former director of Stanmore Coal Limited. In addition, Darren has recently served as CEO of WorkPac Group.

Darren has a Bachelor of Engineering (Mining) from University of Queensland, a Graduate Diploma in Management from the University of Central Queensland and a Graduate Diploma of Applied Finance and Investment from the Securities Institute of Australia. He has an Executive MBA from the Monash Mt Eliza Business School and is a Fellow of the Australian Institute of Company Directors.

Peabody (NYSE: BTU) is a leading coal producer, serving customers in more than 25 countries on six continents. We provide essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:

Julie Gates

314.342.4336